Exhibit 16.1

January 8, 2009

Securities and Exchange Commission
100 F. Street, NE
Washington DC 20549

Dear Ladies and Gentlemen:

We were the independent registered public accounting firm for ADDvantage Technologies Group, Inc. (the “Company”).  We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrants Certifying Accountants” of the Company’s Current Report on Form 8-K dated January 8, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to us.

Sincerely,

/s/ Hogan & Slovacek P.C.